Exhibit 12

											For the Nine Months Ended
	For the Year Ended December 31,										September 30,
	2002		2003		2004		2005		2006		2006		2007
Earnings from continuing operations before income taxes	$60.9		$10.5		$47.0		$73.9		$244.9		$177.8		$326.1
Fixed charges	57.4		61.6		62.9		61.0		54.2		41.9		33.0

Total earnings available for fixed charges	$118.3		$72.1		$109.9		$134.9		$299.1		$219.7		$359.1

Fixed charges:
Interest expense	$46.5		$53.9		$52.7		$51.7		$44.9		$34.9		$26.5
Amortization of deferred financing costs (1)	4.1		1.8		3.3		2.1		1.4		1.1		0.9
Portion of rent deemed interest factor (2)	6.8		5.9		6.9		7.2		7.9		5.9		5.6

Total fixed charges	$57.4		$61.6		$62.9		$61.0		$54.2		$41.9		$33.0

Ratio of earnings to fixed charges	2.1	x	1.2	x	1.8	x	2.2	x	5.5	x	5.2	x	10.9	x
	2.06		1.17		1.75		2.21		5.52		5.24		10.89

Notes for explanations:

(1)	Amortization of deferred financing costs is included in interest expense in the company’s Consolidated Statement of Operations:

Interest expense per Consolidated Statements of Operations	$50.6	$55.7	$56.0	$53.8	$46.3	$36.0	$27.4
Less amortization of deferred financing costs	4.1	1.8	3.3	2.1	1.4	1.1	0.9

Interest expense	$46.5	$53.9	$52.7	$51.7	$44.9	$34.9	$26.5

(2)	One third of all rent expense is deemed representative of the interest factor